UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2006

Trex Company, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14649	54-1910453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Exeter Drive

Winchester, Virginia 22603-8605

(Address of principal executive offices)

Registrant’s telephone number, including area code: (540) 542-6300

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Annual Base Salaries. On February 8, 2006, the Compensation Committee of the Board of Directors of Trex Company, Inc. (the “Company”) determined annual base salaries for fiscal year 2006 for the Company’s named executive officers (as defined in Item 402(a)(3) of Regulation S-K and as set forth below), to be effective on March 21, 2006, as set forth below:

Named Executive Officer	Annual Base Salary
Anthony J. Cavanna	$500,000
Andrew U. Ferrari	$450,000
Harold F. Monahan	$331,000
Paul D. Fletcher	$269,860

The Compensation Committee determined the foregoing annual base salaries based upon, among other factors, individual performance and responsibilities.

Stock-Based Awards. On February 8, 2006, the Compensation Committee determined the amount of stock-based awards payable as long-term incentives to the named executive officers, as follows:

Named Executive Officer	Stock Appreciation Rights(1)	Performance Share Awards(2)
Anthony J. Cavanna	103,000	—
Andrew U. Ferrari	88,000	—
Harold F. Monahan	22,000	9,000
Paul D. Fletcher	18,000	7,000

(1)	The numbers shown represent the number of shares of the Company’s common stock upon which the stock appreciation right (“SAR”) awards are based. On each SAR vesting date, the holder will be entitled to receive in settlement of the vested SARs a number of shares of common stock with a value based on the excess of the fair market value of the common stock on the vesting date over the closing price of the common stock on the New York Stock Exchange on the SAR grant date, which was $24.17.
(2)	The numbers shown represent shares of the Company’s common stock underlying the performance share awards.

The Compensation Committee granted the foregoing stock-based awards pursuant to the Trex Company, Inc. 2005 Stock Incentive Plan. In determining the amount of SAR awards and performance share awards, the Compensation Committee considered each

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executive officer’s anticipated future contributions to the Company’s performance, as well as the amount and terms of stock-based awards previously granted to the officer. The SARs awarded to the named executive officers as long-term incentives will vest over a three-year period in three equal installments beginning on the first anniversary of the grant date. The performance shares awarded to the executive officers are deliverable on the third anniversary of the grant date if specified performance objectives for fiscal years 2006, 2007 and 2008 established by the Compensation Committee are satisfied.

Annual Bonus Plan Performance Objectives. On February 8, 2006, the Compensation Committee established performance objectives and criteria for awarding cash bonuses for fiscal year 2006 to certain participants, including each of the Company’s named executive officers, pursuant to the Company’s annual bonus plan. As a result of the Compensation Committee’s action, the Company will pay a cash bonus based upon the Company’s achievement of a specified earnings per share objective for fiscal year 2006. Each participant in the bonus plan has been assigned a “target cash bonus,” which is expressed as a percentage of the participant’s annual base salary. The Company expects to pay any cash bonuses for fiscal year 2006 performance in February 2007. Cash bonus payments will be conditional upon the participant’s continued employment by the Company through the bonus payment date and will be pro rated for employees who have served for less than the full fiscal year.

Amendment to Outside Director Plan. On February 8, 2006, the Board of Directors approved an amendment to the Trex Company, Inc. Amended and Restated 1999 Incentive Plan for Outside Directors (the “Outside Director Plan”). The amendment, which was effective as of February 8, 2006, authorizes the plan administrator to award to non-employee directors stock-settled stock appreciation rights as well as stock options upon appointment and in payment of annual director and annual committee fees. All stock-based awards under the Outside Director Plan are made pursuant to the Trex Company, Inc. 2005 Stock Incentive Plan.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) On February 8, 2006, the Board of Directors of the Company appointed Frank H. Merlotti, Jr. as a director to fill a newly-created directorship on the Board of Directors. Mr. Merlotti was appointed to the class of directors whose term of office expires at the annual meeting of stockholders in 2006. The Nominating/Corporate Governance Committee recommended to the Board of Directors that Mr. Merlotti be nominated for election at the 2006 annual meeting to the class of directors with a three-year term that will expire at the annual meeting of stockholders in 2009. The Board of Directors has not appointed Mr. Merlotti to serve as a member of any of its committees and does not intend to do so prior to the 2006 annual meeting.

A copy of the press release announcing the appointment of Mr. Merlotti to the Board of Directors is filed as Exhibit 99 to this report.

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Item 9.01 Financial Statements and Exhibits.

(d) Trex Company, Inc. hereby files the following exhibit:

Exhibit Number	Description of Exhibit
99	Press release dated February 13, 2006 announcing the appointment of Frank H. Merlotti, Jr. as a director of Trex Company, Inc.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2006	TREX COMPANY, INC.

	By:	/s/ Paul D. Fletcher
Paul D. Fletcher
Senior Vice President and Chief Financial Officer
(Duly Authorized Officer)

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